                                                                   EXHIBIT 2.5



================================================================================


                           ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                 COXCOM, INC.

                                      AND

                           MEDIACOM CALIFORNIA LLC

                                     DATED

                                 MAY 22, 1997


================================================================================

                               TABLE OF CONTENTS


1.      DEFINED TERMS .........................................................1
        1.1.   "Accounts Receivable" ..........................................1
        1.2.   "Agreement" ....................................................1
        1.3.   "Assets" .......................................................1
        1.4.   "Business Day" .................................................2
        1.5.   "Closing" ......................................................2
        1.6.   "Closing Date" .................................................2
        1.7.   "Code" .........................................................2
        1.8.   "Communications Act" ...........................................2
        1.9.   "Compensation Arrangement" .....................................2
        1.10.  "Consents" .....................................................2
        1.11.  "Contracts" ....................................................2
        1.12.  "Employee Plan" ................................................2
        1.13.  "Environmental Laws" ...........................................3
        1.14.  "Equivalent Subscriber" ........................................3
        1.15.  "ERISA" ........................................................4
        1.16.  "FAA" ..........................................................4
        1.17.  "FCC" ..........................................................4
        1.18.  "Franchises" ...................................................4
        1.19.  "Franchising Authorities" ......................................4
        1.20.  "Governmental Authority" .......................................4
        1.21.  "Governmental Permits" .........................................4
        1.22.  "Material Adverse Effect" ......................................4
        1.23.  "Multiemployer Plan" ...........................................4
        1.24.  "Permitted Encumbrances" .......................................5
        1.25.  "Personal Property" ............................................5
        1.26.  "Qualified Intermediary" .......................................5
        1.27.  "Real Property" ................................................5
        1.28.  List of Additional Definitions .................................5

2.      SALE AND PURCHASE OF ASSETS ...........................................6
        2.1.   Agreement to Sell and Purchase .................................6
        2.2.   Excluded Assets ................................................7
        2.3.   Deposit ........................................................8
        2.4.   Purchase Price .................................................8
        2.5.   Adjustments and Prorations .....................................8
        2.6.   Assumption of Liabilities and Obligations .....................11
        2.7.   Financial and Tax Reporting ...................................11

3.      REPRESENTATIONS AND WARRANTIES OF SELLER .............................12
        3.1.   Organization, Standing and Authority ..........................12

                                                                            Page
                                                                            ----


        3.2.   Authorization and Binding Obligation ..........................12
        3.3.   Absence of Conflicting Agreements .............................12
        3.4.   Governmental Permits ..........................................12
        3.5.   Real Property .................................................13
        3.6.   Personal Property .............................................13
        3.7.   Contracts .....................................................13
        3.8.   Consents ......................................................14
        3.9.   Information on System .........................................14
        3.10.  Financial Statements ..........................................15
        3.11.  Employee Benefit Plans ........................................15
        3.12.  Labor Relations ...............................................15
        3.13.  Taxes, Returns and Reports ....................................16
        3.14.  Claims and Legal Actions ......................................16
        3.15.  Environmental Matters .........................................16
        3.16.  Compliance with Laws ..........................................16
        3.17.  Conduct of Business in Ordinary Course ........................17
        3.18.  FCC and Copyright Compliance ..................................17
        3.19.  Assets ........................................................19
        3.20.  Bonds .........................................................19
        3.21.  Accounts Receivable ...........................................19
        3.22.  Intangibles ...................................................19
        3.23.  No Other Authorizations .......................................19
        3.24.  No Undisclosed Liabilities ....................................19
        3.25.  Liabilities to Customers ......................................19
        3.26.  Restoration ...................................................20
        3.27.  Overbuilds ....................................................20

4.      REPRESENTATIONS AND WARRANTIES OF BUYER ..............................20
        4.1.   Organization, Standing and Authority ..........................20
        4.2.   Authorization and Binding Obligation ..........................20
        4.3.   Absence of Conflicting Agreements .............................20
        4.4.   Buyer Qualification ...........................................21

5.      COVENANTS OF THE PARTIES .............................................21
        5.1.   Conduct of the Business of the System .........................21
        5.2.   Access to Information .........................................22
        5.3.   Confidentiality ...............................................23
        5.4.   Publicity .....................................................23
        5.5.   Consents ......................................................23
        5.6.   Cooperation ...................................................24
        5.7.   Taxes, Fees and Expenses ......................................25

                                                                            Page
                                                                            ----


        5.8.   Brokers .......................................................25
        5.9.   Risk of Loss ..................................................25
        5.10.  Employee Benefit Matters ......................................26
        5.11.  Bonds, Letters of Credit, Etc. ................................27
        5.12.  Noncompetition ................................................28
        5.13.  Transitional Services .........................................28
        5.14.  Title Insurance ...............................................28
        5.15.  Use of Seller's Name ..........................................28
        5.16.  Adverse Changes ...............................................29
        5.17.  Forms 394 .....................................................29
        5.18.  Monthly Financial Statements ..................................29
        5.19.  Reporting Requirements ........................................29
        5.20.  Certain Retransmission Contracts ..............................30

6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
        AND SELLER TO CLOSE ..................................................30
        6.1.   Conditions Precedent to Obligations of Buyer to Close .........30
        6.2.   Conditions Precedent to Obligations of Seller to Close ........31

7.      CLOSING AND CLOSING DELIVERIES .......................................32
        7.1.   Closing .......................................................32
        7.2.   Like-Kind Exchange ............................................32
        7.3.   Deliveries by Seller ..........................................32
        7.4.   Deliveries by Buyer ...........................................33

8.      TERMINATION ..........................................................34
        8.1.   Method of Termination .........................................34
        8.2.   Rights Upon Termination .......................................34

9.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES
        AND INDEMNIFICATION ..................................................35
        9.1.   Representations and Warranties ................................35
        9.2.   Indemnification by Seller .....................................35
        9.3.   Indemnification by Buyer ......................................35
        9.4.   Procedure for Indemnification .................................36
        9.5.   Limitation on Indemnification; Exclusive Remedy ...............37

10.     MISCELLANEOUS ........................................................38
        10.1.  Notices .......................................................38
        10.2.  Benefit and Binding Effect ....................................38
        10.3.  Bulk Transfer .................................................39

        10.4.  Governing Law .................................................39
        10.5.  Headings ......................................................39
        10.6   Gender and Number .............................................39
        10.7.  Entire Agreement ..............................................39
        10.8.  Cooperation and Further Assurances ............................39
        10.9.  Waiver of Compliance; Consents ................................40
        10.10. Severability ..................................................40
        10.11. Counterparts ..................................................40
        10.12. No Third Party Beneficiaries ..................................40
        10.13. Construction ..................................................40
        10.14. Time of the Essence ...........................................40
        10.15. Definition of Knowledge .......................................40
        10.16. Cure ..........................................................40

                    LIST OF OMITTED EXHIBITS AND SCHEDULES
                    --------------------------------------


Exhibit A          List of Franchises
Exhibit B          Form of Deposit Escrow Agreement
Exhibit C          Form of Franchise Transfer Consent
Exhibit D-1        Form of Opinion of Seller's Counsel
Exhibit D-2        Form of Opinion of Seller's FCC Counsel
Exhibit E          Form of Opinion of Buyer's Counsel



Schedule 2.2       Excluded Assets
Schedule 2.6       Assumed Liabilities
Schedule 3.4       Governmental Permits
Schedule 3.5       Real Property
Schedule 3.6       Personal Property
Schedule 3.7       Contracts
Schedule 3.8       Consents
Schedule 3.9.3     System Rate Information
Schedule 3.9.4     System Channel Lineup Information
Schedule 3.9.5     Additional System Information
Schedule 3.10      Financial Statements
Schedule 3.11      Employee Benefit Plans
Schedule 3.12      Labor Relations
Schedule 3.13      Taxes, Returns and Reports
Schedule 3.14      Claims and Legal Actions
Schedule 3.15      Environmental Matters
Schedule 3.17      Exceptions to Conduct of Business in Ordinary Course
Schedule 3.18      FCC and Copyright Compliance
Schedule 3.20      Bonds
Schedule 3.22      Intangibles
Schedule 3.24      Undisclosed Liabilities
Schedule 3.27      Overbuilds
Schedule 5.1       Conduct of the System
Schedule 6.1.7     Bank MAC

Registrants agree to furnish supplementally a copy of such Exhibits and Schedules to the Commission upon request.

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT is dated May 22, 1997, by and between Mediacom California LLC ("Buyer"), a Delaware limited liability company, and CoxCom, Inc. ("Seller"), a Delaware corporation.

                                   RECITALS:
                                   --------

     A. Seller owns and operates the cable television system serving the areas in and around Sun City in Riverside County, California and providing cable television services to customers pursuant to the Franchises (as defined below) listed on Exhibit A (the "System").
          ---------

     B. Seller desires to sell, and Buyer wishes to buy, all of Seller's assets used in the operation of the System and the cable television business related thereto for the price and on the terms and conditions hereinafter set forth.

     C.   Seller intends to transfer such assets in a transaction to which
Section 1031 of the Code (as defined below) applies, and Buyer is willing to take such steps as are appropriate on its part to enable Seller's transfer to so qualify, including, without limitation, the transfer of the assets and the consideration through the use of a Qualified Intermediary (as defined below).

                                  AGREEMENTS:
                                  ----------

     In consideration of the above recitals and the covenants and agreements contained herein, Buyer and Seller agree as follows:

1.   DEFINED TERMS
     -------------

     The following terms shall have the following meanings in this Agreement:

     1.1. "Accounts Receivable" means, as of the Closing Date, the rights of Seller to payment for services billed by Seller in connection with its operation of the System in the ordinary course of business (including, without limitation, those billed to subscribers of the System, but excluding any rights to payment for advertising time provided by Seller) and unpaid prior to the Closing Date as reflected on the billing records of Seller relating to the System.

     1.2. "Agreement" means this Asset Purchase Agreement.

     1.3. "Assets" means all the tangible and intangible assets presently or hereafter owned, leased or used by Seller in connection with the conduct of the business or operations of the System, including, without limitation, those specified in detail in Section 2.1 but excluding those specified in Section 2.2.

     1.4. "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in New York City, New York or Atlanta, Georgia are required or authorized to be closed.

     1.5. "Closing" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 7.

     1.6.  "Closing Date" means the date of the Closing specified in Section 7.

     1.7. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

     1.8. "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations thereunder, as in effect from time to time.

     1.9. "Compensation Arrangement" shall mean any written plan or compensation arrangement other than an Employee Plan or a Multiemployer Plan that provides to employees of Seller employed at the System any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

     1.10. "Consents" means all of the consents, permits, approvals or other action of Governmental Authorities and other third parties necessary to permit the transfer of the Assets to Buyer or otherwise to consummate lawfully the transaction contemplated hereby.

     1.11. "Contracts" means all pole attachment and conduit agreements, personal property leases, real property leases, subscription agreements with customers for cable services provided by the System, maintenance agreements, retransmission consent agreements and other agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party and that relate to the Assets or the business or operations of the System (other than the Franchises, and other than programming agreements and any other contracts that are Excluded Assets) that are either (i) in effect on the date hereof (other than those that expire by their terms and are not renewed prior to Closing); or (ii) entered into by Seller in the ordinary course of business of the System as permitted by this Agreement between the date hereof and the Closing Date.

     1.12. "Employee Plan" shall mean any written pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) to which Seller contributes or which Seller sponsors or maintains or by which Seller otherwise is bound, that provides benefits to employees of Seller employed at the System.

     1.13. "Environmental Laws" shall mean the following: (i) Clean Air Act (42 U.S.C. (S) 7401, et seq.); (ii) Clean Water Act (33 U.S.C. (S) 1251 et seq.);
                 -- ---                                             -- ---
(iii) Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.); (iv)
                                                                 -- ---
Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S) 9601, et seq.; (v) Safe Drinking Water Act (42 U.S.C. (S) 300f et
                 -- ---                                                   --
seq.); (vi) Toxic Substances Control Act (15 U.S.C. (S) 2601, et seq.); (vii)
---                                                           -- ---
Rivers and Harbors Act of 1899 (33 U.S.C. (S) 401, et seq.); (viii) Endangered
                                                   -- ---
Species Act of 1973 (16 U.S.C. (S) 1531, et seq.); and (ix) Occupational Safety
                                         -- ---
and Health Act of 1970 (29 U.S.C. (S) 651 et seq.); all as amended.
                                          -- ---

     1.14. "Equivalent Subscriber" shall mean an active customer for basic cable service either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtain service on a "bulk-rate" basis shall be determined by dividing the gross bulk-rate billings for both basic cable service and CPST (but not billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental, new product tier or from any outlet or connection other than such customer's first (except in the case of a hotel unit), or from any pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the retail rate charged during that billing period to individual households for combined basic cable service and CPST offered by the System, such rate as of the date of this Agreement being $23.04 (excluding a la carte tiers or premium services, installation or other nonrecurring charges, converter rental, new product tier or from any outlet or connection other than the first or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like). For purposes of this definition (i) "basic cable service" shall mean the tier of cable television service that includes the retransmission of local broadcast signals as defined by the Communications Act;
(ii) "CPST" shall mean the tier of cable television service immediately above basic cable service offered by the System providing for a package of programming that includes satellite-delivered services; (iii) an "active customer" shall mean any person, commercial establishment or multi-unit dwelling at any given time that is paying for and receiving basic cable service from the System who has an account that is not more than 60 days past due (except for past due amounts of $10 or less, provided such account is otherwise current), provided that for purposes of this definition, an "active customer" does not include (a) any person, commercial establishment or multi-unit dwelling that as of the date of calculation has not paid in full, without discount (unless discounted pursuant to Marketing Programs (as defined in Section 3.9.5 below) conducted in the ordinary course of business), the charges for at least one month of the services ordered, including deposit and installation charges, if any, due in connection with such customer's initially obtaining cable television service from the System, (b) any courtesy account, (c) any customer that comes within the definition of "active customer" because such customer's account (or any part thereof) has been compromised or written off, other than in the ordinary course of business consistent with past practices for reasons such as service interruptions, but not for the purpose of making such customer qualify as an Equivalent Subscriber or (d) any account that has a disconnect request pending or that is scheduled to be disconnected for any reason, except for any customer who has a disconnect request pending in connection with a transfer of service within the System's service area; and (iv) the number of days past due of a customer account shall be determined from the first day of the period for which the applicable billing relates.

           1.15. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

           1.16. "FAA" means the Federal Aviation Administration.

           1.17. "FCC" means the Federal Communications Commission.

           1.18. "Franchises" means all franchise agreements, franchise applications, operating permits and similar governing agreements, instruments, statutes, ordinances, approvals, authorizations, and similar rights obtained from any Franchising Authority which are necessary or required in order to operate the System and provide cable television services thereto, including all amendments thereto and renewals or modifications thereof.

           1.19. "Franchising Authorities" means all Governmental Authorities which have issued municipal or county cable franchises relating to the operation of the System or before which are pending any franchise applications filed by Seller relating to the operation of the System.

           1.20. "Governmental Authority" means (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like) or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

           1.21. "Governmental Permits" means all Franchises, domestic satellite, business radio and other licenses, earth station registrations, and all authorizations and permits relating to the System granted to Seller by any Governmental Authority, including all amendments thereto and modifications thereof.

           1.22. "Material Adverse Effect" means any of (a) a material adverse effect on the operations of the System, taken as a whole, or (b) a material adverse effect on the assets of the System, taken as a whole, or (c) a material adverse effect on the financial condition of the System, taken as a whole, in each case other than matters affecting the cable television industry generally (including, without limitation, legislative, regulatory or litigation matters) and matters relating to or arising from national economic conditions (including, without limitation, financial and capital markets).

           1.23. "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37) or 4001 (a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under Section 400 l(b)(l) of ERISA contributed, contributes or is required to contribute that provides benefits to employees of Seller employed at the System.

          1.24. "Permitted Encumbrances" shall mean any of the following liens or encumbrances: (i) landlord's liens and liens for current taxes, assessments and governmental charges not yet due or being contested in good faith by appropriate proceedings; (ii) statutory liens or other encumbrances that are minor or technical defects in title that do not, individually or in the aggregate, materially affect the value, marketability or utility of the Assets as presently utilized or that do not, individually or in the aggregate, exceed $25,000; (iii) such liens, liabilities or encumbrances as are Assumed Liabilities; (iv) leased interests in property leased to others; (v) restrictions set forth in, or rights granted to Franchising Authorities as set forth in, the Franchises or applicable laws relating thereto; and (vi) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions or other restrictions or encumbrances relating to or affecting the Real Property, that do not materially interfere with the use of such Real Property in the operation of the System as presently conducted.

          1.25. "Personal Property" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, supplies and other tangible and intangible personal property, including, without limitation, the Governmental Permits, the Contracts and the Accounts Receivable, that are owned, leased or held by Seller and used, useful or held for use as of the date hereof in the conduct of the business or operations of the System, plus such additions thereto and deletions therefrom arising in the ordinary course of business and as permitted by this Agreement between the date hereof and the Closing Date.

          1.26. "Qualified Intermediary" means an entity constituting a "qualified intermediary" within the definition set forth in Treas. Reg. (S) 1.1031(k)-1(g)(4).

          1.27. "Real Property" means all of the real property interests of Seller, including without limitation fee interests in real estate (together with the buildings and other improvements located thereon), leasehold interests in real estate, easements, licenses, rights to access, rights-of-way and other real property interests that are (i) leased by Seller and used as of the date hereof in the business or operations of the System; or (ii) owned by Seller and used as of the date hereof in the business or operations of the System, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date.

          1.28. List of Additional Definitions. The following is a list of some
                ------------------------------
additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

          Term                                                  Section
          ----                                                  -------
          Ad Sales Certificate                                  2.5.9
          Advertising Agreement                                 2.5.3
          Assumed Liabilities                                   2.6
          Authorizations                                        3.23
          Bank MAC                                              6.1.7
          Billing Services                                      5.13
          Buyer                                                 Preamble

          Buyer's 401(k) Plan                                   5.10.5
          Confidential Information                              5.3
          Claimant                                              9.4.1
          Copyright Act                                         3.18.2
          Deposit                                               2.3
          Escrow Agent                                          2.3
          Escrow Agreement                                      2.3
          Excluded Assets                                       2.2
          Final Report                                          2.5.7
          Financial Statements                                  3.10
          Indemnifying Party                                    9.4.1
          Marketing Programs                                    3.9.5
          Preliminary Report                                    2.5.6
          Purchase Price                                        2.4
          Seller                                                Preamble
          Seller's 401(k) Plan                                  5.10.5
          Subscriber Count                                      2.5.5(i)
          Subscriber Estimate                                   2.5.5(i)
          System                                                Recitals
          Taxes                                                 3.13
          Threshold Amount                                      9.5.1
          Transferred Employees                                 5.10.1

2.        SALE AND PURCHASE OF ASSETS
          ---------------------------

          2.1. Agreement to Sell and Purchase. Subject to the terms and
               ------------------------------
conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller on the Closing Date, all of the Assets, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever except for Permitted Encumbrances, more specifically described as follows:

               2.1.1.   The Personal Property;

               2.1.2.   The Real Property;

               2.1.3.   The Governmental Permits;

               2.1.4.   The Contracts;

               2.1.5. The Accounts Receivable and all advertising commissions receivable under the Advertising Agreement (as defined in Section 2.5.3 below);

               2.1.6. All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics, including filings with the Franchising Authorities and the FCC relating to the System (other than the materials described in Section 2.2.2 hereof);

                   2.1.7. All choses in action of Seller relating to the System;

                   2.1.8. Subject to Section 2.2.2, all books and records relating to the business or operations of the System, including executed copies of the Contracts and all correspondence and memoranda relating thereto, customer records and all records required by the Franchising Authorities and the FCC to be kept, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed three years from the Closing Date; and

                   2.1.9. The goodwill and going concern value generated by Seller with respect to the System, if any.

          2.2.     Excluded Assets. The Assets shall exclude the following
                   ---------------
assets (the "Excluded Assets"):

                   2.2.1. Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts, including, without limitation, customer advance payments and deposits; any and all bonds, surety instruments, insurance policies and all rights and claims thereunder, letters of credit or other similar items and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit and similar investments;

                   2.2.2. Any books and records that Seller is required by law to retain and any correspondence, memoranda, books of account, tax reports and returns and the like related to the System other than those described in Section 2.1.8, subject to the right of Buyer to have access to and to copy for a reasonable period, not to exceed three years from the Closing Date, and Seller's corporate minute books and other books and records related to internal corporate matters and financial relationships with Seller's lenders and affiliates;

                   2.2.3. Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date including, without limitation, fees paid to the U.S. Copyright Office or any choses in action owned by Seller relating to such refunds;

                   2.2.4. All programming agreements and retransmission consent agreements of Seller, including those relating to or benefitting the System (other than the local programming agreements, retransmission consents and must-carry notices listed on Schedule 3.7);

                   2.2.5. Except as provided in Section 5.15, all trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller whether or not used in the business of the System;

               2.2.6. Any Employee Plan, Compensation Arrangement or Multiemployer Plan;

               2.2.7. Any and all assets and rights of Seller unrelated to the System;

               2.2.8. Except as provided in Section 5.13, all equipment, software and agreements related to Seller's accounting and customer billing systems, the material items of which are listed on Schedule 2.2;

               2.2.9. Any contracts, agreements or other arrangements between Seller and its affiliates relating to corporate overhead, MIS, accounting services, payroll system services, programming costs, employee benefits, insurance coverage, marketing, advertising and converter repair services; and

               2.2.10. The assets listed on Schedule 2.2.

          2.3. Deposit. Upon execution and delivery of this Agreement by Seller
               -------
and Buyer, Buyer shall deliver to Wachovia Bank of Georgia, N.A., Atlanta, Georgia ("Escrow Agent") the sum of Three Hundred Thousand Dollars ($300,000) (the "Deposit"), to secure the obligations of Buyer to close under this Agreement. The Deposit shall be held in an escrow account and applied pursuant to the terms of that certain Deposit Escrow Agreement, in the form attached hereto as Exhibit B executed concurrently herewith by Buyer, Seller and Escrow
          ---------
Agent (the "Escrow Agreement"). Upon the Closing, the amount of the Deposit, together with interest thereon, shall be delivered to Seller or, at Seller's direction, to a Qualified Intermediary for purposes of effecting a like-kind exchange of property under Section 1031 of the Code, and credited against the Purchase Price. In the event of a termination of this Agreement, the Deposit shall be paid in accordance with Section 8.2 hereof.

          2.4. Purchase Price. The purchase price for the Assets shall be Eleven
               --------------
Million Five Hundred Thousand Dollars ($11,500,000) (the "Purchase Price"), which amount shall be adjusted as provided in Section 2.5 below and be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to Seller or, at Seller's direction, to a Qualified Intermediary for purposes of effecting a like-kind exchange of property under Section 1031 of the Code.

          2.5. Adjustments and Prorations.
               --------------------------

               2.5.1. All expenses and other liabilities arising from the System up until midnight on the day prior to the Closing Date, including franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Assets, salesperson advances, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets hereunder), accrued vacation (only to the extent Buyer honors such accrual as set forth in Section 5.10.4) and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the System for the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the System on the Closing Date and for the period thereafter.

                   2.5.2. The Purchase Price shall be increased by an amount equal to (i) 100% of the face amount of all cable service customer Accounts Receivable that are outstanding 30 days or less from the first day of the period to which any outstanding bill relates, (ii) 90% of the face amount of all cable service customer Accounts Receivable that are outstanding more than 30 but fewer than 61 days from the first day of the period to which any outstanding bill relates and (iii) 0% of the face amount of all cable service customer Accounts Receivable that are outstanding more than 60 days from the first day of the period to which any outstanding bill relates.

                   2.5.3. The Purchase Price shall be increased by an amount equal to any advertising commissions payable to Seller under that certain Agreement, dated July 22, 1992, between King VideoCable Company and Dimension Media Services, Inc. (the "Advertising Agreement") for advertising services provided prior to the Closing Date.

                   2.5.4. The Purchase Price shall be reduced by an amount equal to (i) any customer advance payments (i.e., customer payments received by Seller prior to Closing but relating to service to be provided by Buyer after Closing) and deposits (including any interest owing thereon), (ii) any other advance payments (i.e., advertising payments received by Seller prior to Closing but relating to service to be provided by Buyer after Closing) and (iii) Accounts Receivable relating to services to be performed after the Closing and the responsibility for which is assumed by Buyer under this Agreement.

                   2.5.5. The Purchase Price shall be reduced as follows:

                          (i) In the event the Closing occurs on or before
August 15, 1997, the Purchase Price shall be reduced by $1,200 for each Equivalent Subscriber less than 9,500 as of the Closing Date, but, except as provided below, the Purchase Price shall not be reduced pursuant to this Section 2.5.5(i) by an amount greater than $600,000. The number of such Equivalent Subscribers shall be estimated as of Closing in Seller's Preliminary Report (as defined in Section 2.5.6 below) delivered to Buyer in accordance with Section 2.5.6, and thereafter being subject to post-Closing verification and adjustment under Section 2.5.7. In the event the number of Equivalent Subscribers estimated as of Closing (the "Subscriber Estimate") is at least 9,000 but is determined upon post-Closing verification and adjustment under Section 2.5.7 (the "Subscriber Count") to be fewer than 9,000, the Purchase Price reduction pursuant to this Section 2.5.5(i) shall not be subject to the $600,000 limitation set forth herein. In addition, in the event the Subscriber Estimate is less than 9,000, Buyer elects to proceed with the Closing, and the Subscriber Count is less than such Subscriber Estimate, Buyer shall be entitled to a further Purchase Price reduction equal to $1,200 multiplied by the difference between such Subscriber Estimate and the Subscriber Count, which shall not be subject to the $600,000 limitation set forth herein.

                          (ii) In the event the Closing occurs after August 15,
1997, the Purchase Price shall be reduced by $1,200 for each Equivalent Subscriber less than 9,600 as of the Closing Date, but, except as provided below, the Purchase Price shall not be reduced pursuant to this Section 2.5.5(ii) by an amount greater than $600,000. The number of such Equivalent Subscribers shall be estimated as of Closing in Seller's Preliminary Report (as defined in Section 2.5.6 below) delivered to Buyer in accordance with Section 2.5.6, and thereafter being subject to post-closing verification and adjustment under Section 2.5.7. In the event the Subscriber Estimate (as defined in Section 2.5.5(i) above) is at least 9,100 but the Subscriber Count (as defined in
Section 2.5.5(i) above) is less than 9,100, the Purchase Price reduction pursuant to this Section 2.5.5(ii) shall not be subject to the $600,000 limitation set forth herein. In addition, in the event the Subscriber Estimate is less than 9,100, Buyer elects to proceed with the Closing, and the Subscriber Count is less than such Subscriber Estimate, Buyer shall be entitled to a further Purchase Price reduction equal to $1,200 multiplied by the difference between such Subscriber Estimate and the Subscriber Count, which shall not be subject to the $600,000 limitation set forth herein.

                   2.5.6. At least ten Business Days prior to the Closing, Seller will deliver to Buyer a report with respect to the System (the "Preliminary Report"), showing in detail the preliminary determination of the adjustments referred to in this Section 2.5, calculated in accordance with such Section as of the Closing Date (or as of any other date(s) agreed to by the parties) together with any documents substantiating the determination of the adjustments to the Purchase Price proposed in the Preliminary Report. The Preliminary Report will include a schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the System (showing sums due and their respective aging as of the Closing Date) and the Subscriber Estimate. The parties shall negotiate in good faith to resolve any dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Date or thereafter in accordance with Section 2.5.7 below. The adjustment shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Purchase Price payable at the Closing, provided Buyer has not given notice to Seller that, in Buyer's reasonable opinion, the proposed adjustments are materially incorrect. If Buyer gives Seller notice that in its reasonable opinion, the proposed adjustments are materially incorrect, and if the parties have not been able to resolve the matter prior to the Closing Date, any disputed amounts shall be paid by the party to be charged with a disputed adjustment into escrow, and shall be held by the Escrow Agent in accordance with the Escrow Agreement until the adjustments are finally determined pursuant to Section 2.5.7, at which time Seller and Buyer shall deliver a joint written notice to the Escrow Agent setting forth appropriate instructions as to the disposition from escrow of such disputed amounts deposited thereunder, in accordance with the Escrow Agreement.

                   2.5.7. Within 120 days after the Closing Date, Buyer shall deliver to Seller a report with respect to the System (the "Final Report"), showing in detail the final determination of any adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 2.5, Seller shall, within 30 days after its receipt of the Final Report, provide to

Buyer its written statement of any discrepancies believed to exist. Buyer and Seller shall use good faith efforts to jointly resolve the discrepancies within 30 days of Buyer's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such 30-day period, Buyer and Seller shall, within the following 10 days, jointly designate a national independent public accounting firm to be retained to review the Final Report together with Seller's discrepancy statement and any other relevant documents. The parties agree that the foregoing independent public accounting firm shall not be one that is, or within two years prior to the Closing Date has been, regularly engaged by Buyer or Seller. Such firm shall report its conclusions as to adjustments pursuant to this Section 2.5 which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Buyer or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other, within three Business Days after receipt of such determination. The cost of retaining such independent public accounting firm shall be borne one-half by Seller and one-half by Buyer.

               2.5.8. Within 30 days after the first anniversary of the Closing Date, Buyer shall deliver to Seller a certificate (the "Ad Sales Certificate"), signed by an officer of Buyer, certifying to his or her knowledge, without personal liability, to the amount of advertising commissions earned and received by Buyer pursuant to the Advertising Agreement in the 12-month period immediately following Closing; provided that the Ad Sales Certificate shall be accompanied by financial and other records sufficient to support the certification set forth therein. If the amount of advertising commissions calculated pursuant to this Section 2.5.8 is less than $75,000, Seller will pay to Buyer the difference between $75,000 and the advertising commissions so calculated within five Business Days after receipt of the Ad Sales Certificate.

          2.6. Assumption of Liabilities and Obligations. As of the Closing
               -----------------------------------------
Date, Buyer shall assume and pay, discharge and perform the following:
(collectively, the "Assumed Liabilities"): (i) all the obligations and liabilities of Seller arising on or after the Closing Date under the Governmental Permits and the Contracts; (ii) all obligations and liabilities of Seller arising on or after the Closing Date to all customers and advertisers of the System for any advance payments or deposits to the extent Buyer received a credit therefor pursuant to Section 2.5.4; (iii) all obligations and liabilities arising out of events occurring on or after the Closing Date related to Buyer's ownership of the Assets or its conduct of the business or operations of the System; and (iv) the obligations and liabilities listed on Schedule 2.6. All other obligations and liabilities of Seller shall remain and be the obligations and liabilities solely of Seller.

          2.7. Financial and Tax Reporting. Buyer and Seller agree to use
               ---------------------------
reasonable business efforts to engage in the mutually agreeable sharing of financial and valuation information in order to obtain mutually consistent financial and tax reporting, to the greatest extent practicable.

3.        REPRESENTATIONS AND WARRANTIES OF SELLER
          ----------------------------------------

          Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

          3.1. Organization, Standing and Authority. Seller is a corporation
               ------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to conduct business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect, or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder. Seller has the requisite corporate power and authority (i) to own, lease and use the Assets as presently owned, leased and used by it; and (ii) to conduct the business and operations of the System as presently conducted by it. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the System's operations or the Assets.

          3.2. Authorization and Binding Obligation. Seller has the corporate
               ------------------------------------
power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All corporate action by Seller necessary for the authorization, execution, delivery and performance by it of this Agreement has been taken. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except (i) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein; (ii) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally; and (iii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          3.3. Absence of Conflicting Agreements. Subject to obtaining the
               ---------------------------------
Consents listed on Schedule 3.8, the execution, delivery and performance of this Agreement by Seller will not (i) violate the articles of incorporation or bylaws of Seller; (ii) violate any law, judgment, order, ordinance, injunction, decree, rule or regulation of any Governmental Authority applicable to Seller with respect to the Assets; or (iii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or may be bound and by which the Assets or the System are affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, terminations, breaches and defaults, which in the aggregate would not have a Material Adverse Effect.

          3.4. Governmental Permits. Schedule 3.4 includes a true and complete
               --------------------
list of all Governmental Permits that are held for use in connection with the operations of the System. True and complete copies of such Governmental Permits (together with any and all amendments thereto) have been made available to Buyer. Each of the Governmental Permits listed on Schedule 3.4 is valid and binding on Seller and, to the knowledge of Seller, in full force and effect in accordance with its terms. No proceedings are pending or, to Seller's knowledge, threatened, to revoke, terminate, cancel or modify any of the Governmental Permits. Except as listed on Schedule 3.4 and except for any noncompliance or default that would not have a Material Adverse Effect, the Seller and the operations of the System by Seller are in compliance with the terms and conditions of the Governmental Permits and are not in default thereunder.

          3.5. Real Property. Schedule 3.5 contains a list of all leases of Real
               -------------
Property to which Seller is a party as of the date hereof, and all rights-of-way, easements, or other interests in Real Property to which Seller is a party as of the date hereof, except for those rights-of-way, easements and other interests which if not held by Seller would not have a Material Adverse Effect. Seller does not own fee title to any real property used in the operation of the System. To Seller's knowledge, there are not pending or threatened any condemnation actions or special assessments or any pending proceedings for changes in the zoning with respect to such Real Property or any part thereof and Seller has not received any notice of the desire of any Governmental Authority or other entity to take or use any Real Property or any part thereof. All structures owned by Seller on the Real Property are structurally sound and in good operating condition and repair (reasonable wear and tear excepted). Each parcel of Real Property has access to all public roads and utilities necessary for operation of the System with respect to such parcel.

          3.6. Personal Property. Schedule 3.6 contains a list of all material
               -----------------
items of machinery, equipment, vehicles, plant and other tangible Personal Property used or held for use by Seller in the operation of the System. Seller has, or will have on the Closing Date, good title to all Personal Property owned by Seller, and as of the Closing Date none of the Personal Property will be subject to any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for Permitted Encumbrances. Except as set forth in Schedule 3.6. the Personal Property is in reasonable operating condition and repair (subject to normal wear and tear).

          3.7. Contracts. Schedule 3.7 lists all Contracts in existence as of
               ---------
the date hereof except for: (i) subscription agreements with customers for the cable services provided by the System; (ii) oral employment contracts and miscellaneous service contracts terminable at will without penalty; and (iii) other contracts not involving either liabilities under such contract exceeding $5,000 per year or any material nonmonetary obligation. Notwithstanding the foregoing, Schedule 3.7 contains a description of all oral employment contracts. Seller has made available to Buyer true and complete copies of all written Contracts disclosed in Schedule 3.7. Except as set forth thereon, all of the Contracts listed on Schedule 3.7 are valid and binding and in full force and effect and, to the knowledge of Seller, legally enforceable in accordance with their terms upon the other parties thereto. There is not under any Contract any breach or default by Seller or, to the knowledge of Seller, any other party thereto, except for such breaches and defaults which, individually or in the aggregate, would not have a Material Adverse Effect. Seller has not nor, to Seller's knowledge, has any other party to any Contract given or received notice of termination and, to Seller's knowledge, subject to the receipt of the Consents set forth on Schedule 3.8, the consummation of the transactions contemplated by this Agreement will not result in any such termination.

          3.8. Consents. Except for the Consents described in Schedule 3.8 and
               --------
Consents which if not obtained would not have a Material Adverse Effect or a material adverse effect on Seller's ability to perform its obligations under this Agreement, no consent, approval, permit or authorization of, or declaration to or filing with any Governmental Authority or any other third party is required to consummate this Agreement and the transaction contemplated hereby.

          3.9. Information on System.
               ---------------------

               3.9.1. As of the date of this Agreement (i) there are approximately 145 miles of energized cable plant in the System of which approximately 70% is underground and approximately 30% is aerial and (ii) not less than 75% of the energized cable plant has a bandwidth capacity of at least 550 MHz.

               3.9.2. As of the date of this Agreement, the energized cable plant passes 13,100 "dwellings" (where "dwellings" means a home or other residential unit that can legally be serviced by the System by using no more than 300 feet of drop cable). Of these 13,100 "dwellings," 12,700 can legally be serviced by the System by using no more than 150 feet of drop cable, with the remaining 400 "dwellings" requiring more than 150 feet (but no more than 300 feet) of drop cable.

               3.9.3. As of the date of this Agreement, the rates (including installation charges) charged to customers for each class of service and categories of customers for the System are set forth in Schedule 3.9.3.

               3.9.4. The System duly and properly carries and delivers the channels indicated in Schedule 3.9.4. Seller has obtained all required FCC clearances for the operation of the System in all necessary aeronautical frequency bands.

               3.9.5. Schedule 3.9.5 sets forth the following System information, true and correct in all material respects as of March 31, 1997 (unless otherwise noted):

                      (i)    an inventory of converters;

                      (ii)   the approximate number of Equivalent Subscribers;

                      (iii) a listing of all communities registered with the FCC included within the Franchise areas;

                      (iv)   the channel capacity of the System, all
broadcast and nonbroadcast stations or signals carried by the System, with a breakdown as to each signal as between satellite and off-air reception, current channel and frequencies utilized (including system radius and designated coordinates reported to the FCC);

                      (v) all marketing programs pursuant to which any customers of the System currently are receiving discounts, whether or not such programs currently are being offered to customers or potential customers of the System, and all marketing programs active as of the date of this Agreement as described in written materials distributed to customers or potential customers of the System (collectively, "Marketing Programs");

                            (vi)  all FCC call signals and licenses, including,
but not limited to, business radios, earth stations and microwave; and

                            (vii) all retransmission agreements and must carry
requests utilized by Seller in the operation of the System.

          3.10. Financial Statements. Schedule 3.10 contains true and complete
                --------------------
copies of unaudited financial statements of the System containing (i) balance sheets and statements of income as of December 31, 1995 and 1996 and for each of the years then ended and (ii) balance sheets and statements of income as of March 31, 1997 and for the three-month period then ended (collectively, the "Financial Statements"). The Financial Statements are prepared in accordance with generally accepted accounting principles consistently applied, except for the absence of footnotes and statements of cash flows and, with respect to the interim Financial Statements, subject to normal recurring year-end adjustments. The Financial Statements are in accordance with the books and records of Seller and present fairly in all material respects the financial condition of the System as of their respective dates and the results of operations for the periods then ended.

          3.11. Employee Benefit Plans.
                ----------------------

                3.11.1. All of Seller's Employee Plans and Compensation Arrangements providing benefits to employees of the System as of the date of this Agreement are listed in Schedule 3.11, and copies of any such Employee Plans and Compensation Arrangements (or related insurance policies) and any amendments thereto have been made available to Buyer, along with copies of any currently available employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Except as disclosed in Schedule 3.11, there is not now in effect or to become effective after the date of this Agreement and until the Closing Date, any new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement which will affect the benefits of employees or former employees of the System.

                3.11.2. Each of Seller's Employee Plans and Compensation Arrangements has been administered without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws.

                3.11.3. Except as disclosed in Schedule 3.11, Seller does not contribute to and is not required to contribute to any Multiemployer Plan with respect to its employees at the System.

          3.12. Labor Relations. Schedule 3.12 lists the names, dates of hire
                ---------------
and job titles (indicating whether such employee is full-time or part-time) of all personnel whose work is performed wholly or substantially for the System, and Seller has previously delivered to Buyer the current rates of compensation and bonus arrangements for all such employees. To the knowledge of Seller, Seller is not liable for any arrearages of wages or any taxes or penalties relating thereto. Except as disclosed in Schedule 3.12, Seller is not a party to or subject to any collective bargaining agreements with respect to the System and the employees of the System are not represented by a union. Seller has no written or oral contracts of employment with any employee of the System, other than (i) oral employment agreements terminable at will without penalty; or (ii) those listed in Schedule 3.7.

          3.13. Taxes, Returns and Reports. All federal, state and local tax
                --------------------------
returns required to be filed by Seller through the date hereof in connection with the operation of the System with respect to any federal, state or local taxes (the "Taxes") have been filed. Except as set forth in Schedule 3.13, all Taxes which are due and payable or disputed in good faith have been properly accrued or paid or are being contested in good faith by appropriate proceedings.

          3.14. Claims and Legal Actions. Except as set forth in Schedule 3.14,
                ------------------------
and except for any investigations and rule-making proceedings affecting the cable industry generally, there is no (i) judgment or order outstanding, (ii) legal action, counterclaim, suit, arbitration, proceeding or claim in progress or, to the knowledge of Seller, pending, threatened against or relating to Seller, the Assets or the business or operations of the System, or (iii) to the knowledge of Seller, governmental investigation in progress, pending, threatened against or relating to Seller, the Assets or the business or operations of the System; other than those which would not have a Material Adverse Effect or would not impair the ability of Seller to perform its obligations under this Agreement.

          3.15. Environmental Matters.
                ---------------------

                3.15.1. Except as disclosed in Schedule 3.15 hereto, Seller's operations with respect to the System, including with respect to the Real Property, comply with all applicable Environmental Laws except for any noncompliance that would not have a Material Adverse Effect. Except as described in Schedule 3.15 hereto, to the knowledge of Seller no underground storage tanks are located on the Real Property.

                3.15.2. No hazardous substances, pollutants, contaminants or petroleum products, as such terms are defined in Environmental Laws, are present on the Real Property, whether inside or outside of any building, in such a manner as may require remediation by Seller under any Contract or applicable Environmental Laws.

                3.15.3. Seller has not received written notice from any Governmental Authority of any violation by Seller with respect to the System of any Environmental Laws which violation has not been remedied or cured on or prior to the date hereof.

          3.16. Compliance with Laws. Seller has complied and is in compliance
                --------------------
with all federal, state and local laws, rules, regulations and ordinances applicable to the System, except for such noncompliance which would not have a Material Adverse Effect.

          3.17. Conduct of Business in Ordinary Course. Except as set forth on
                --------------------------------------
Schedule 3.17, since December 31, 1996, (i) Seller has conducted the business and operations of the System only in the ordinary course; (ii) Seller has not suffered any changes, events or conditions that, individually or in the aggregate, have had a Material Adverse Effect; (iii) except for assets or properties retired due to obsolescence, there has been no sale, assignment or transfer of any material assets or properties related to the System, or any theft, damage, removal of property, destruction or casualty loss that has not been repaired, replaced or restored by Seller and that, individually or in the aggregate, has had a Material Adverse Effect; and (iv) there has been no waiver or release of any material right or claim of Seller against any third party.

          3.18. FCC and Copyright Compliance.
                ----------------------------

                3.18.1. Seller is permitted under all applicable FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that the Seller makes available to customers of the System presently being carried to the customers of and by the System and to utilize all carrier frequencies generated by the operations of the System, and is licensed to operate all the facilities required by law to be licensed, including, without limitation, any business radio and any cable television relay service system, being operated as part of the System. Except as provided in Schedule 3.18, Seller's operation of the System and of any FCC-licensed or registered facility used in conjunction with Seller's operation of the System, is in compliance with the FCC's rules and regulations and the provisions of the Communications Act, except for such noncompliance that would not have a Material Adverse Effect, and all required reports of Seller to the FCC are materially true and correct and have been timely filed. Seller makes no representation or warranty with respect to the effect of the cable television industry-wide dispute concerning music licensing fees.

                3.18.2. Seller has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act of 1976, as amended (the "Copyright Act"), with respect to the business and operations of the System as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. The System is in compliance with the Copyright Act and the rules and regulations of the U.S. Copyright Office, except for such noncompliance that would not have a Material Adverse Effect and except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the System. To the knowledge of Seller, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made by Seller with respect to the System.

                3.18.3. All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the System and are listed in Schedule 3.4. The towers are being operated in compliance with applicable FCC and FAA rules, except for such noncompliance that would not have a Material Adverse Effect.

                   3.18.4. Without limiting the generality of the foregoing, except to the extent that the failure to comply with any of the following could not (either individually or in the aggregate) have a Material Adverse Effect and except as set forth in Schedule 3.18 hereto:

                            (i)   the Franchise areas have been registered with
the FCC;

                            (ii)  all of the annual performance tests on the
System required under the rules and regulations of the FCC have been performed and the results of such tests demonstrate satisfactory compliance in all material respects;

                            (iii) the System currently meets or exceeds the
technical standards set forth in the rules and regulations of the FCC, including, without limitation, the leakage limits contained in 47 C.F.R. Section 76.605(a)(11);
                            (iv)  the System is being operated in compliance
with the provisions of 47 C.F.R. Sections 76.6 10 through 76.619 (mid-band and super-band signal carriage), including 47 C.F.R. Section 76.611 (compliance with the cumulative signal leakage index); and

                            (v)   all notices to subscribers of the System
required by the rules and regulations of the FCC have been provided.

                    3.18.5. Except as set forth on Schedule 3.18, the carriage of all television and radio station signals (other than satellite super stations) by the System are permitted by valid transmission consent agreements or by must-carry elections by broadcasters.

                   3.18.6. Seller is in compliance with its obligations with regard to the protection of subscriber privacy pursuant to Section 631 of the Communications Act except to the extent that failure to so comply could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

                   3.18.7. No Governmental Authority has notified Seller of its application to be certified to regulate rates with respect to the System as provided in 47 C.F.R. Section 76.910.

                   3.18.8. No Governmental Authority has notified Seller that it has been certified and has adopted regulations required to commence regulation with respect to the System as provided in 47 C.F.R. Section 76.910(c)(2).

                   3.18.9. Seller has established rates charged to customers that are permitted rates under rules and regulations promulgated by the FCC under the Communications Act, and any authoritative interpretation thereof, except as set forth in Schedule 3.18.

                   3.18.10. No Governmental Authority has an order outstanding requiring the Seller to reduce rates or issue refunds to subscribers.

          3.19. Assets. Seller has no properties or assets used or held for use
                ------
in the System that are not included in the Assets, other than the Excluded Assets, and except for the Excluded Assets, the Assets to be transferred to Buyer at Closing include all material properties and assets necessary for the conduct of the business of the System in the ordinary course of business in substantially the same manner as conducted prior to the Closing Date.

          3.20. Bonds. Seller has in force all bonds required to be obtained by
                -----
Seller with respect to the System, including without limitation all bonds required by Governmental Permits and Contracts, as set forth on Schedule 3.20.
Schedule 3.20 is true, complete and accurate in all material respects and the bonds referred to therein are in full force and effect, and Seller has received no notice of non-renewal or cancellation of such bonds.

          3.21. Accounts Receivable. The Accounts Receivable have not been
                -------------------
assigned to or for the benefit of any other person. The Accounts Receivable reflected in the Financial Statements and all Accounts Receivable arising after the dates thereof up to and including the Closing Date (to the extent not heretofore or theretofore collected) arose and will arise from bona fide transactions in the ordinary course of business.

          3.22. Intangibles. Except as set forth on Schedule 3.22, Seller owns
                -----------
or possesses royalty free licenses or other rights to use all trademarks, service marks and trade names necessary to the operation of the System as presently conducted without any conflict with, or infringement of, the rights of others. Schedule 3.22 contains a true, correct and complete list of all trademarks, service marks and trade names which are material to the operation of the System. There is no claim pending, or, to Seller's knowledge, threatened with respect to any such trademarks, service marks and trade names.

          3.23. No Other Authorizations. Seller has obtained and is in
                -----------------------
compliance with all consents, approvals, authorizations, waivers, orders, licenses, certificates, permits and franchises (collectively, "Authorizations") from all Governmental Authorities and other persons required for the operation of the System as presently operated, all of which are in full force and effect and enforceable in accordance with their respective terms and comply with all applicable legal requirements, except for such Authorizations that if not obtained would not have a Material Adverse Effect, and except for such noncompliance that would not have a Material Adverse Effect.

          3.24. No Undisclosed Liabilities. Except as and to the extent set
                --------------------------
forth on Schedule 3.24, Seller does not have any liability or obligation (direct or indirect, absolute, fixed, contingent or otherwise) arising out of the Assets or operation of the System which would be required by generally accepted accounting principles to be reflected or reserved on the Financial Statements but which are not so reflected or reserved, and Seller has not incurred any such liability or obligation since December 31, 1996 other than in the ordinary course of business.

          3.25. Liabilities to Customers. There are no obligations or
                ------------------------
liabilities to customers of the System except with respect to (i) prepayments or deposits made by such customers as set forth in the Financial Statements or, since December 31, 1996, incurred in the ordinary course of business consistent with past practices, and (ii) the obligation to supply services to customers in the ordinary course of business in accordance with and pursuant to the terms of the Governmental Permits and Contracts.

          3.26. Restoration. No property of any third party has been damaged,
                -----------
destroyed, disturbed or removed in the process of construction or maintenance of the System that has not been, or will not be, prior to the Closing, repaired, restored or replaced, other than in connection with installation and work projects undertaken in the ordinary course of business and on-going as of Closing.

          3.27. Overbuilds. To the knowledge of Seller and except as set forth
                ----------
in Schedule 3.27, (i) no construction programs have been undertaken or are proposed or threatened to be undertaken by any municipality or other cable television, multichannel multipoint distribution system or multipoint distribution system provider or operator in any Franchise area served by the System; and (ii) no franchise or other application or request of any person is pending, threatened or proposed. Except as set forth on Schedule 3.27, Seller is not, nor is an affiliate of Seller, a party to any agreement restricting the ability of a third party to operate cable television systems in the Franchise areas.

4.        REPRESENTATIONS AND WARRANTIES OF BUYER
          ---------------------------------------

          Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:

          4.1. Organization, Standing and Authority. Buyer is a limited
               ------------------------------------
liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite company power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

          4.2. Authorization and Binding Obligation. Buyer has the company power
               ------------------------------------
and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All company action by Buyer necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except (i) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein; (ii) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally; and (iii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          4.3. Absence of Conflicting Agreements. Subject to obtaining the
               ---------------------------------
Consents listed on Schedule 3.8, the execution, delivery and performance of this Agreement by Buyer will not: (i) require the consent, approval, permit or authorization of, or declaration to or filing with any

Governmental Authority or any other third party; (ii) violate the articles of organization or operating agreement of Buyer; (iii) violate any material law, judgment, order, ordinance, injunction, decree, rule or regulation of any Governmental Authority; or (iv) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder and acquire or operate the Assets.

          4.4. Buyer Qualification. Buyer knows of no reason why it cannot
               -------------------
become the franchisee pursuant to the Franchises, and to its knowledge has the requisite qualifications to own and operate the System.

5.        COVENANTS OF THE PARTIES
          ------------------------

          5.1. Conduct of the Business of the System. Except as contemplated by
               -------------------------------------
this Agreement, disclosed on Schedule 5.1 or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, Seller shall operate the System in the ordinary course of business in accordance with past practices and shall:

               5.1.1. Not enter into any contract or commitment, except for any contract or commitment entered into in the ordinary course of business and that involves liabilities under such contract or commitment not exceeding $5,000 per year;

               5.1.2. Not sell, assign, lease or otherwise dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business, where no longer used or useful in the business or operations of the System or in conjunction with the acquisition of replacement property of equivalent kind and value;

               5.1.3. Not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance upon the Assets, except for Permitted Encumbrances;

               5.1.4. Not implement any retiering or repackaging of channels, change customer rates, or change billing, disconnect or marketing practices (other than customary marketing practices conducted in the ordinary course of business);

               5.1.5. Maintain the Assets, including the plant and equipment related thereto, in good operating condition consistent with past practices (normal wear and tear excepted), and implement any capital expenditures required in connection with such maintenance consistent with past practices;

               5.1.6. Maintain all bonds and casualty and liability insurance relating to the System as in effect on the date of this Agreement;

                   5.1.7. Keep all of its business books, records and files relating to the System in the ordinary course of business in accordance with past practices, and pay, consistent with past practices, all accounts payable and other debts, liabilities and obligations relating to the System;

                   5.1.8. Continue to implement its customary procedures for disconnection and discontinuance of service to System customers whose accounts are delinquent in accordance with those procedures in effect on the date of this Agreement;

                   5.1.9. Not permit the amendment or cancellation of any of the Governmental Permits or Contracts (other than those constituting Excluded Assets) which would have a Material Adverse Effect;

                   5.1.10. Maintain inventories of equipment, cable and supplies at normal levels consistent with past practices, as described on Schedule 3.6;

                   5.1.11. Not increase the compensation or change any benefits available to employees of Seller who work in the System except as required pursuant to existing written agreements or except in the ordinary course of business consistent with past practice;

                   5.1.12. Report and write off Accounts Receivable in accordance with past practices;

                   5.1.13. Withhold and pay when due all Taxes relating to employees of the System, the Assets, and/or the System;

                   5.1.14. Maintain service quality of the System consistent with past practices; and

                   5.1.15. File with the FCC all material reports required to be filed under applicable FCC rules and regulations, and otherwise comply with all material legal requirements with respect to the System.

              5.2. Access to Information. Seller shall allow Buyer and its
                   ---------------------
authorized representatives reasonable access upon reasonable advance notice at Buyer's expense during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the System for the purpose of inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the System as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operations of Seller's business. Without limiting the generality of the foregoing, Buyer shall have access to all documents and information and reasonable access to books, records and employees necessary to permit Buyer to verify, to its reasonable satisfaction, the representations and warranties of the Seller contained herein, including without limitation that (i) all offset frequencies relating to the System are in place and (ii) the System is otherwise in compliance with all applicable legal requirements, and Buyer shall be permitted to conduct (if it so desires) a signal leakage rideout and follow up and such other tests as Buyer shall deem necessary to verify the foregoing.

          5.3. Confidentiality. Each party shall keep secret and hold in
               ---------------
confidence for a period of one and one-half years following the date hereof, any and all information relating to the other party that is proprietary to such other party, including without limitation proprietary information, contacts, marketing information, technical information, product or service concepts, subscriber information, rates, financial information, ideas, concepts and research and development (collectively, "Confidential Information"). Confidential Information does not include any item of information that (i) is publicly known at the time of its disclosure, (ii) is lawfully received from a third party not known by a party hereto to be bound in a confidential relationship with the other party hereto, (iii) is published or otherwise made known to the public by any source other than a party bound by the provisions hereof, or (iv) was generated independently. Buyer and Seller agree that Confidential Information received from the other shall be used solely in connection with the transactions contemplated by this Agreement. Buyer and Seller each agrees that it shall treat confidentially and not directly or indirectly divulge, reveal, report, publish, transfer or disclose, for any purposes whatsoever, all or any portion of the Confidential Information disclosed to it by the other, other than (x) information that is required to be disclosed by applicable law or judicial order, (y) disclosures made by any party to its directors, officers, employees, attorneys, accountants, members, lenders and accredited potential investors (excluding any potential investors that are competitors of the System) and other agents that need the information in connection with the evaluation and consummation of the transactions contemplated herein, or (z) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Consents; provided, however, in connection with disclosure of Confidential Information under (x) and (z) hereof, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material; and provided, further, in connection with disclosure of Confidential Information under (y) hereof, that Seller and Buyer, as the case may be, shall be fully liable for any breach of this provision by any such persons.

          5.4. Publicity. Neither party hereto will issue any press release or
               ---------
otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other, except as may be required by applicable laws, in which event the party required to make the release or announcement shall, if possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          5.5. Consents. Following the execution hereof, Seller shall make such
               --------
applications to the Franchising Authorities and other third parties whose Consents are listed on Schedule 3.8 required for the consummation hereof, and shall otherwise use its commercially reasonable efforts to obtain the Consents as expeditiously as possible, but in no event shall Seller be required, as a condition of obtaining such Consents, to expend any monies on, before or after the Closing Date (other than customary application and filing fees, professional fees and expenses incurred in connection with the efforts to obtain such Consents), or to offer or grant any accommodations or concessions adverse to Seller. Buyer shall use its commercially reasonable efforts to promptly assist Seller and shall take such prompt and affirmative actions as may reasonably be necessary in obtaining such Consents and shall cooperate with Seller in the preparation, filing and prosecution of such applications as may reasonably be necessary, including, without limitation, making management and other personnel of

Buyer available to assist in obtaining such Consents. The parties agree to use commercially reasonable efforts to obtain consents to the transfer of the cable television Franchises in substantially the form attached hereto as Exhibit C.
                                                                   ---------
Seller shall not agree to any change in any Franchise more burdensome than currently exists as a condition to obtaining any authorization, consent, order or approval necessary for the transfer of such Franchise unless Buyer shall otherwise consent; provided, however, that Buyer, and not Seller shall bear the cost and expense of any conditions imposed by Franchising Authorities on Franchise transfers to which Buyer has consented. Buyer acknowledges that Franchising Authorities and third parties to Contracts may impose bond, letter of credit, indemnity and insurance requirements pursuant to the current terms of the Franchises and Contracts as a condition to giving their consent to assignment or transfer thereof. Notwithstanding anything to the contrary contained in this Section 5.5, and regardless of whether any of such bond, letter of credit, indemnity or insurance requirements have been waived with respect to Seller, Buyer shall be obligated to accept any such conditions. In addition, Buyer acknowledges that Franchising Authorities may also modify the bond, indemnity and insurance provisions of the Franchises or may impose penalty provisions and other similar provisions to the appropriate Franchise as a condition to giving their consent to assignment or transfer thereof. Notwithstanding anything to the contrary contained in this Section 5.5, Buyer shall be obligated to accept any such conditions as long as the requirements are reasonable and customary in the industry for similarly situated cable system operators in terms of size and financial and operating qualifications. Notwithstanding anything to the contrary contained in this Section 5.5, Buyer acknowledges that it shall be obligated to deliver to Franchising Authorities and third parties to Contracts bonds and letters of credit in amounts no less than the amounts of such bonds and letters of credit delivered by Seller and set forth on Schedule 3.20, even if such amounts are not specified in the Franchises or Contracts or are in amounts in excess of those required by the terms of the Franchises and Contracts. Buyer agrees that it shall not, without the prior written consent of Seller (which may be withheld at Seller's sole discretion), seek amendments or modifications to Franchises or Contracts. Buyer shall, at Seller's request, promptly furnish Seller with copies of such documents and information with respect to Buyer, including financial information and information relating to the cable and other operations of Buyer and any of its affiliated or related companies, as Seller may reasonably request in connection with the obtaining of any of the Consents or as may be reasonably requested by any person in connection with any Consent. Notwithstanding anything to the contrary contained in this Section 5.5, Seller's obligations hereunder with respect to pursuing any Consent to the transfer of pole attachment or conduit contracts shall be fully satisfied if Buyer has executed a new contract with the respective pole company or if such pole company has indicated in writing that it is willing to execute a new contract with Buyer.

          5.6. Cooperation. Buyer agrees that Seller's transfer of the Assets to
               -----------
Buyer shall be accomplished in a manner that will enable Seller to qualify the transfer as part of a like-kind exchange of property within the meaning of
Section 1031 of the Code. Buyer shall, at no expense to Buyer, cooperate with Seller on and prior to the Closing Date, which cooperation shall include, without limitation, the manner in which the Purchase Price and Deposit is paid and the Assets are transferred through the qualified Escrow Agent and a Qualified Intermediary, to enable Seller to qualify the transfer of Assets as part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

          5.7. Taxes, Fees and Expenses. Buyer and Seller shall each pay
               ------------------------
one-half of all sales, use, transfer, purchase taxes and fees, filing fees, recordation fees and application fees, if any, arising out of the transactions contemplated herein. Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

          5.8. Brokers. Each of Buyer and Seller represents and warrants that
               -------
neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement, except that Seller has retained Daniels & Associates whose fees shall be paid by Seller. Buyer agrees to indemnify and hold harmless Seller against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, and Seller agrees to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by Daniels & Associates and any other broker or finder employed or alleged to have been employed by it.

          5.9. Risk of Loss.
               ------------

               5.9.1. The risk of loss, damage or destruction to the System from fire, theft or other casualty or cause shall be borne by Seller at all times up to completion of the Closing. It is expressly understood and agreed that in the event of any material loss or damage to any material portion of the Assets from fire, casualty or other cause prior to the Closing, Seller shall promptly notify Buyer of same in writing. Such notice shall report the loss or damage incurred, the cause thereof, if known, and the insurance coverage related thereto.

               5.9.2. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the provisions of Sections 8.1.2 and 8.1.3, in the event of any loss or damage to the System prior to the Closing, Seller shall promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced or repaired by the Closing Date, the Closing Date shall be postponed (but not to a date later than February 28, 1998), to permit the restoration, repair or replacement of the damaged or lost Assets.

               5.9.3. In the event such loss or damage to the System shall not have been restored, replaced or repaired by February 28, 1998, Buyer shall, at its option:

                      (i) Proceed with the Closing and accept the Assets in their then condition, in which event Seller shall pay or assign to Buyer all proceeds of insurance theretofore received or to be received as a result of such loss or damage, and the Purchase Price shall be reduced by an amount equal to the difference between the amount of such insurance proceeds and the fair market value of such loss or damage as reasonably agreed by the parties; or

                      (ii) Terminate this Agreement by notice to Seller, in which event there shall be no Closing and this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void and Buyer shall be entitled to a return of the Deposit plus accrued interest, whereupon the parties shall have no further liability to each other.

          5.10.    Employee Benefit Matters.
                   ------------------------

                   5.10.1. It is clearly understood that Buyer has no obligation to employ any of Seller's employees employed at the System and that Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any employee, including without limitation, wages, salaries, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination. Buyer, which as noted above has no obligations to hire any of Seller's employees at the System, agrees that it will provide Seller with notice of which employees of the System Buyer intends to hire (the "Transferred Employees") at least 45 days before the Closing Date. From the date of this Agreement until 180 days after Closing, Seller agrees that it shall not, and that it shall use its best efforts to cause Cox Communications, Inc. and its affiliates to not, solicit any employees of the System for the purpose of retaining and reassigning such employees.

                   5.10.2. As of the Closing Date, Seller shall terminate employment of all Transferred Employees.

                   5.10.3. Buyer shall offer health plan coverage to all of the full-time Transferred Employees, on terms and conditions generally applicable to all of Buyer's employees. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such employees of the System covered by the Seller's health care plan as of the Closing Date who have been employed by Seller for at least six months as of the Closing Date (other than preexisting conditions which were excluded by Seller's health care plan) and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligation limits under Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to Transferred Employees, provided Buyer receives proof of such payments if required by Buyer's health care plans.

                   5.10.4. For each Transferred Employee, Buyer shall give past service credit for all crediting purposes under such of its employee benefit plans that, on or after the Closing Date, provides coverage to Transferred Employees, in accordance with Buyer's benefit plans. For each Transferred Employee, to the extent Buyer shall have received an adjustment pursuant to
Section 2.5.1, Buyer shall honor all accrued vacation not taken by such employee for the calendar year in which the Closing occurs.

                   5.10.5. Within a reasonable period of time after the Closing, Seller shall transfer from the Cox Communications, Inc. Savings and Investment Plan ("Seller's 401(k) Plan") to the Mediacom California LLC 401(k) Plan ("Buyer's 401(k) Plan") an amount equal to the aggregate account balances held in the Seller's 401(k) Plan as of the date of transfer with respect to all

Transferred Employees. The transfer of assets contemplated by this Section
5.10.5 shall be in cash or a combination of cash and in kind, as may be mutually agreeable to Seller and Buyer; provided, that Buyer shall be obligated to accept as a part of such transfer any promissory notes with respect to Transferred Employees that have taken participant loans from the Seller's 401(k) Plan that are outstanding as of the Closing Date. Prior to the date of such transfer, and as preconditions thereto: (i) Seller shall deliver to Buyer a copy of the most recently issued IRS determination letter (or other proof reasonably satisfactory to counsel for Buyer) that the Seller's 401(k) Plan is qualified under the Code, and (ii) Buyer shall deliver to Seller a copy of the most recently issued IRS determination letter (or other proof reasonably satisfactory to counsel for the Seller) that the Buyer's 401(k) Plan is qualified under the Code. Seller shall not take any action with respect to the Seller's 401(k) Plan to create a right on behalf of the Transferred Employees to distribution of plan assets from the Seller's 401(k) Plan prior to such transfer. Subsequent to the transfer of assets to the Buyer's 401(k) Plan, neither Seller nor the Seller's 401(k) Plan shall retain any liability with respect to such Transferred Employees to provide them with benefits in accordance with the terms of the Seller's 401(k) Plan. Notwithstanding the foregoing, in the event Buyer determines that a transfer of assets would require one or more amendments to the Buyer's 401(k) Plan to comply with the requirements of Section 411(d)(6) of the Code, no transfer of assets to the Buyer's 401(k) Plan will be required unless Buyer, in its sole discretion, consents to making such amendment(s). On or prior to the Closing Date, Seller shall deliver to Buyer a list of all Transferred Employees, indicating thereon the total amount deferred in pre-tax dollars to the Seller's 401(k) Plan by each Transferred Employee under the terms of Section 402(g) of the Code with respect to the plan year of the Seller's 401(k) Plan in which the Closing occurs. Seller and Buyer agree to cooperate with respect to any government filing, including, but not limited to, the filing of IRS Forms 5310-A, if necessary, to effect the transfer of assets contemplated by this
Section 5.10.5.

                5.10.6. Promptly upon Seller's written request, Buyer shall reimburse Seller for one-half of the total amount of severance payments that Seller is obligated to pay, pursuant to the severance benefits plan disclosed as
Item 5 on Schedule 3.11, to any of the Seller's employees as to which Buyer notifies Seller, pursuant to Section 5.10.1 above, that it intends to hire at Closing, if Buyer fails to hire any such employees on the Closing Date. In addition, if Buyer discharges without cause any Transferred Employees within 90 days of Closing, if Seller or an affiliate of Seller does not hire such employees within 60 days of discharge by Buyer, and if such employees would have been entitled to severance payments pursuant to Seller's severance benefits plan if such employees had been discharged without cause by Seller in accordance with
Section 5.10.2 and not been hired by Buyer as of Closing, then Buyer and Seller shall pay severance payments to such employees in accordance with Seller's severance benefits plan listed as Item 5 on Schedule 3.11 to the extent such plan would have paid severance to any such employees if they had not been hired by Buyer at Closing, with Buyer and Seller each paying one-half of the amount of such severance payments. Except for severance payments, Buyer shall not be responsible for any other severance benefits pursuant to Seller's severance benefits plan.

          5.11. Bonds, Letters of Credit. Etc. Buyer shall take all reasonably
                ------------------------------
necessary steps, and execute and deliver all reasonably necessary documents, to insure that on the Closing Date Buyer has delivered such bonds, letters of credit, indemnity agreements and similar instruments in such amounts and in favor of such Franchising Authorities and other persons requiring the same in connection with the Governmental Permits and the Contracts.

          5.12. Noncompetition. Seller covenants and agrees that, unless Buyer
                --------------
shall otherwise give its prior written consent, for a period of three years from the Closing Date neither it nor any of its affiliates will own, manage, operate, control or engage, directly or indirectly, in the business of operating a wireline video cable television system within the area currently serviced by the System. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict (i) Seller or its affiliates from directly or indirectly holding an ownership interest in or participating in the management or operations of, or acting as distributor for, PrimeStar Partners, L.P., its successors and assigns, presently offering direct broadcast satellite service nationwide, including within the area currently served by the System, or (ii) the ownership of a company's securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotations System, which (A) constitutes less than 10% of the outstanding voting stock of such company, (B) does not constitute control over such company and (C) is held solely for investment purposes.

          5.13. Transitional Services.
                ---------------------

                5.13.1. Seller shall provide to Buyer subscriber billing services, excluding lockbox services ("Billing Services") in connection with the System for a period of up to 12 months after the Closing Date, free of charge, to allow for conversion of existing billing arrangements. Seller shall provide reasonable cooperation and support to Buyer in connection with such conversion, including, without limitation, reasonable access to all data and information necessary for conversion planning purposes.

                5.13.2. To facilitate Buyer's access to Seller's customer billing system, for a period of up to 12 months after the Closing Date, Seller shall permit Buyer to use certain computer and communications equipment located at the System and used to access Seller's customer billing system, including the material items listed on Schedule 2.2. At the end of such 12 month period or such earlier time as Buyer has completed the transition to Buyer's customer billing system, Buyer shall return to Seller such equipment.

          5.14. Title Insurance. Seller shall cooperate with Buyer if Buyer
                ---------------
elects to obtain title insurance policies or surveys on any Real Property owned in fee or leased. Buyer shall have the sole responsibility for obtaining and paying for such policies and surveys. The parties agree that the obtaining of title insurance and surveys on any Real Property shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby.

          5.15. Use of Seller's Name. For a period of up to 120 days after the
                --------------------
Closing Date, Buyer may continue (but only to the extent reasonably necessary) to operate the System using Seller's name and all derivations and abbreviations of such name and related trade names and marks in use in the System on the Closing Date, such use to be in a manner consistent with the way in which Seller has used the names and marks. Within 120 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such names or marks. Seller will be entitled to indemnification (as provided in Section 9.3) with respect to Buyer's misuse of such names and marks.

          5.16. Adverse Changes. Between the date of execution and delivery of
                ---------------
this Agreement and the Closing Date, Seller shall give Buyer prompt written notice of any material adverse change in the condition of any of the Assets or the condition, operations or financial condition of the System or any material change in any of the information contained in the representations and warranties of Seller or information otherwise furnished to Buyer which, to the best of Seller's knowledge, occurs after the date hereof, including, without limitation,
(i) any damage, destruction or loss (whether or not covered by insurance); (ii) any notice of violation, forfeiture or complaint under any Governmental Permit or Contract; (iii) any claim, action, investigation or proceeding threatened in writing or initiated relating to any rate then being charged by Seller for any service provided by the System or the carriage of or failure to carry any television broadcast signal; or (iv) anything which, if not corrected prior to the Closing Date, will prevent Seller from fulfilling any condition to Closing described herein. During such period, Seller shall consult with Buyer and keep Buyer fully informed at all times regarding any hearings or developments relating to any such claim, action, investigation or proceeding. No such furnishings of information to Buyer and no investigation by Buyer shall affect Buyer's right to rely on, or Seller's liability with respect to, any representation or warranty made in this Agreement.

          5.17. Forms 394. If required, within 20 Business Days after the date
                ---------
of this Agreement, Seller and Buyer shall, each at its own expense, prepare and file properly prepared Applications for Franchise Authority Consent to Assignment or Transfer of Control of Cable Television Franchise FCC 394 with the Franchising Authorities and shall file all additional information required by such Franchises or applicable local legal requirements or that the Franchising Authorities deem necessary or appropriate in connection with their consideration of the request of Seller or Buyer that such authority approve of the transfer of the Franchises to Buyer.

          5.18. Monthly Financial Statements. Between the date of execution and
                ----------------------------
delivery of this Agreement and the Closing Date, Seller shall deliver to Buyer within 30 days after the end of each calendar month, unaudited financial reports in the form customarily prepared by Seller with respect to the System, and other reports with respect to the System, in the form customarily prepared by Seller or as Buyer may reasonably request (including, without limitation, capital expenditures to the System, reports setting forth the revenue and cash flow of the System for each month and year-to-date, customer activity information, including information on connect and disconnect requests, pay television units and homes passed), beginning as soon as practicable after the date of this Agreement. Such financial statements and other reports, if any, shall present fairly and accurately the financial condition and results of operations of Seller and the System for the period then ended and as of such dates and be prepared in accordance with generally accepted accounting principles consistently applied through the periods specified, subject to normal year end adjustments.

          5.19. Reporting Requirements. Seller covenants and agrees that from
                ----------------------
time to time, upon the request of Buyer, and at the expense of Buyer (which expense shall include, without limitation, all fees of Seller's independent auditors as well as the costs of Seller's accountants), Seller shall (i) as soon as practicable make available to Buyer such financial information with respect to the System relating to periods prior to the Closing Date as Buyer may request in order to prepare any financial statements and financial statement schedules relating to the System that Buyer is required to include in any registration statement, report or other document that it files with the Securities and Exchange Commission or any state securities commission, in appropriate form as provided by applicable federal or state securities laws and the rules and regulations promulgated thereunder, and Seller shall direct its present certified public accountants, Deloitte & Touche, L.L.P., to cooperate with Buyer in connection therewith, and (ii) use its commercially reasonable efforts to obtain for Buyer as soon as practicable any consent, report, opinion or letter of accountants required to be filed in connection therewith. Notwithstanding anything to the contrary contained in this Section 5.19, Seller shall have no obligation to comply with the terms of this Section 5.19 if Seller is unable to locate or produce any such financial information after good faith efforts to do so.

          5.20. Certain Retransmission Contracts. Buyer agrees to use
                --------------------------------
commercially reasonable efforts to obtain authorization to carry, from and after Closing, the signals referenced in Section 6.1.9 below, and Seller shall, at no expense to Seller, cooperate with and assist Buyer in obtaining such authorization to the extent Seller reasonably deems appropriate.

6.        CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE
          ----------------------------------------------------------------

          6.1.  Conditions Precedent to Obligations of Buyer to Close. The
                -----------------------------------------------------
obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions:

                6.1.1. Representations and Warranties. All representations and
                       ------------------------------
warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time except for changes contemplated by this Agreement.

                6.1.2. Covenants and Conditions. Seller shall have in all
                       ------------------------
material respects performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                6.1.3. No Injunction, Etc. No action, suit or other proceeding
                       ------------------
shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transaction contemplated hereby.

                6.1.4. Consents. Each of the following Consents shall have been
                       --------
duly obtained and delivered to Buyer: (i) the Consents of the Franchising Authorities listed on Schedule 3.8; (ii) the Consents of the FCC listed on
Schedule 3.8, except for any FCC consent to any business radio license that Seller reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to Buyer under FCC rules with respect thereto; and (iii) such other consents as designated by an asterisk on Schedule 3.8.

           6.1.5. Deliveries. Seller shall have made or stand willing and able
                  ----------
to make all the deliveries to Buyer set forth in Section 7.3.

           6.1.6. Material Adverse Effect. Between the date of this Agreement
                  -----------------------
and the Closing Date, there shall have been no Material Adverse Effect.

           6.1.7. Financing. The financial institutions that are providing
                  ---------
financing to Buyer in connection with the Closing shall not have exercised the "material adverse changes" provision in their commitment letter or credit agreement (the "Bank MAC"), the exact language of such provision being set forth on Schedule 6.1.7.

           6.1.8. Subscribers. As of the Closing Date, there shall be no fewer
                  -----------
than (i) 9,000 Equivalent Subscribers, in the event the Closing is on or before August 15, 1997, or (ii) 9,100 Equivalent Subscribers, in the event the Closing is after August 15, 1997.

           6.1.9. Retransmission Consents. Buyer shall have obtained
                  -----------------------
authorization, on terms reasonable and customary in the industry for cable system operators and broadcast stations of similar size, to carry KCBS, KNBC, KABC, KTTV, KTLA and KCOP on the System from and after Closing.

     6.2.  Conditions Precedent to Obligations of Seller to Close. The
           ------------------------------------------------------
obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions:

           6.2.1. Representations and Warranties. All representations and
                  ------------------------------
warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent changes are permitted or contemplated pursuant to this Agreement.

           6.2.2. Covenants and Conditions. Buyer shall have in all material
                  ------------------------
respects performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

           6.2.3. No Injunction, Etc. No action, suit or other proceeding shall
                  ------------------
have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transaction contemplated hereby.

           6.2.4. Deliveries. Buyer shall have made or stand willing and able to
                  ----------
make all the deliveries set forth in Section 7.4.

7.   CLOSING AND CLOSING DELIVERIES
     ------------------------------

     7.1.  Closing. The Closing shall take place at 10:00 a.m. on a date to be
           -------
mutually agreed upon, not fewer than five and not more than 15 Business Days following the date upon which the conditions set forth in Section 6.1.4 hereof shall have been satisfied, or on such other date as Buyer and Seller may mutually agree (the "Closing Date"). Seller acknowledges that Buyer's health care plan allows for the addition of new employees only on specified days of the month, and Seller agrees to schedule the Closing Date at such time as to accommodate Buyer's obligation to provide health care plan coverage to the Transferred Employees effective as of the Closing Date. The Closing shall be held at the offices of Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022, or will be conducted by mail or at such other place and time as the parties may agree.

     7.2.  Like-Kind Exchange. On the Closing Date, Buyer and Seller shall be
           ------------------
prepared to effectuate the transfer of the Purchase Price, Deposit and Assets in a manner that enables Seller to qualify the transaction as part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

     7.3.  Deliveries by Seller. Prior to or on the Closing Date, Seller shall
           --------------------
deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

           7.3.1. Transfer Documents. Duly executed warranty bills of sale,
                  ------------------
assignments and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer or its permitted assignees, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever except for Permitted Encumbrances;

           7.3.2. Consents. The original of each Consent listed on Schedule 3.8
                  --------
subject to Section 6.1.4;

           7.3.3. Officer's Certificate. A certificate, dated as of the Closing
                  ---------------------
Date, executed by the President or a Vice President of Seller, certifying to his knowledge, without personal liability: (i) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made on and as of such time, except for changes contemplated by this Agreement; and (ii) that Seller has, in all material respects, performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date;

           7.3.4. Secretary's Certificate. A certificate, dated as of the
                  -----------------------
Closing Date, executed by the Secretary of Seller, without personal liability:
(i) certifying that the resolutions, as attached to such certificate, were duly adopted by Seller's Board of Directors and stockholders (if required), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect;
(ii) certifying as to the incumbency of each signatory to this Agreement executed by Seller; and (iii) certifying that Seller is duly formed and validly existing under the laws of the State of Delaware, together with a true and complete copy of Seller's articles of incorporation, certified by the Secretary of State of the State of Delaware, and good standing certificates of recent dates from the Secretary of State of the States of California and Delaware; and

           7.3.5. Opinions of Counsel. Opinions of Seller's counsel dated as of
                  -------------------
the Closing Date, substantially in the forms attached hereto as Exhibit D-1 and
                                                                -----------
Exhibit D-2.
-----------

     7.4.  Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall
           -------------------
deliver to Seller or, at Seller's direction, to a Qualified Intermediary, the following, in form and substance reasonably satisfactory to Seller and its counsel:

           7.4.1. Purchase Price. The Purchase Price, as adjusted as provided in
                  --------------
Section 2.4 (subject to credit for the Deposit, together with interest thereon);

           7.4.2. Assumption Agreements. Appropriate assumption agreements
                  ---------------------
pursuant to which Buyer shall assume and undertake to perform the Assumed Liabilities;

           7.4.3. Officer's Certificate. A certificate, dated as of the Closing
                  ---------------------
Date, executed by a Member of Buyer, certifying to his knowledge, without personal liability (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (ii) that Buyer has, in all material respects, performed all of its obligations and complied with all of its material covenants set forth in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

           7.4.4. Secretary's Certificate. A certificate, dated as of the
                  -----------------------
Closing Date, executed by a Member of Buyer, without personal liability: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's management committee and/or members as required by applicable law and Buyer's articles of organization and operating agreement, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; (ii) certifying as to the incumbency of each signatory to this Agreement executed by Buyer; and (iii) certifying that Buyer is duly formed and validly existing under the laws of the State of Delaware, together with a true and complete copy of Buyer's articles of organization, certified by the Secretary of State of the State of Delaware, and good standing certificates of recent dates from the Secretary of State of the States of California and Delaware; and

           7.4.5. Opinion of Counsel. An opinion of Buyer's counsel dated as of
                  ------------------
the Closing Date, substantially in the form attached hereto as Exhibit E.
                                                               ---------

8.   TERMINATION
     -----------

     8.1.  Method of Termination. This Agreement constitutes the binding and
           ---------------------
irrevocable agreement of the parties to consummate the transactions contemplated hereby, subject to and in accordance with the terms hereof, the consideration for which is (i) the covenants, representations, warranties and agreements set forth in this Agreement; and (ii) the expenditures and obligations incurred and to be incurred by Buyer on the one hand, and by Seller, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

           8.1.1. By the mutual consent of Seller and Buyer; or by Seller or Buyer if any condition to Closing set forth in Section 6.1.3 or 6.2.3 is not fulfilled and the failure of such condition is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by Buyer or Seller contained in this Agreement; or by Buyer if the condition to Closing set forth in Section 6.1.7 is not fulfilled;

           8.1.2. By Buyer after November 30, 1997, if any of the conditions set forth in Section 6.1 hereof to which the obligations of Buyer are subject (other than the conditions set forth in Sections 6.1.3 and 6.1.7) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement; or

           8.1.3. By Seller after November 30, 1997, if any of the conditions set forth in Section 6.2 hereof to which the obligations of Seller are subject (other than the conditions set forth in Section 6.2.3) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by Seller contained in this Agreement.

     8.2.  Rights Upon Termination.
           -----------------------

           8.2.1. In the event of a termination of this Agreement pursuant to
Section 8.1.1 hereof, the Buyer shall be entitled to the return of the Deposit and all interest accrued thereon, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, members, employees, agents, representatives or stockholders) shall be liable to any other party for any cost, expense, damage or loss of anticipated profits hereunder.

           8.2.2. In the event of a termination of this Agreement pursuant to
Section 8.1.2 hereof, Buyer shall be entitled to the return of the Deposit and all interest accrued thereon and, if Seller is in breach of this Agreement, also shall have the right to seek all remedies available to it as provided hereunder or at law or equity, including the remedy of specific performance; provided, however, that Buyer shall not be entitled to recover monetary damages from Seller in excess of $2,000,000 under any circumstances. In the event of any action to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

           8.2.3. In the event of a termination of this Agreement pursuant to
Section 8.1.3 xxxreof as a result of a breach of this Agreement by Buyer, Seller shall have the right to pursue all xxxgal or equitable remedies, other than specific performance, for breach of contract or otherwise, in xxxhich case the Deposit and all interest accrued thereon shall be applied toward any damage award, xxxt in no event shall the Deposit and any interest accrued thereon be deemed the sole source of funds xxx the recovery of any such damage award; provided, however, that Seller shall not be entitled to cover monetary damages from Buyer in excess of $2,000,000 under any circumstances. In the xxxent of any action to enforce this Agreement, Buyer hereby waives the defense that there is an equate remedy at law.

     SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
     --------------------------------------------------------------

     9.1.  Representations and Warranties. All representations, warranties,
           ------------------------------
covenants and xxxreements contained in this Agreement or in documents or instruments delivered pursuant hereto xxxll be deemed continuing representations, warranties, covenants and agreements, and shall survive Closing Date for a period ending on the first anniversary of the Closing Date; provided, however, xxxt the representations and warranties regarding tax and environmental matters contained in xxxtions 3.13 and 3.15 and the representations and warranties regarding title to the Assets contained Sections 3.5 and 3.6 shall survive for the period of the applicable statute of limitations.

     9.2.  Indemnification by Seller. Seller shall indemnify and hold Buyer
           -------------------------
harmless against xxxi with respect to, and shall reimburse Buyer for:

           9.2.1. Any and all losses, liabilities or damages resulting from any untrue xxxresentation, breach of warranty or nonfulfillment of any covenant by Seller contained herein;

           9.2.2. Any and all obligations of Seller not assumed by Buyer pursuant to the terms xxxeof;

           9.2.3. Any and all losses, liabilities or damages resulting from or relating to Seller's xxxration or ownership of the System or Assets prior to the Closing Date; and

           9.2.4. Any and all actions, suits, proceedings, claims, demands, assessments, xxxgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, xxxdent to any of the foregoing or incurred in investigating or attempting to avoid the same or to xxxose the imposition thereof, or in enforcing this indemnity.

     9.3.  Indemnification by Buyer. Buyer shall indemnify and hold Seller
           ------------------------
harmless against with respect to, and shall reimburse Seller for:

           9.3.1. Any and all losses, liabilities or damages resulting from any untrue xxxesentation, breach of warranty or nonfulfillment of any covenant by Buyer contained herein;

           9.3.2. Any and all of the Assumed Liabilities;

           9.3.3. Any and all losses, liabilities or damages resulting from or relating to Buyer's operation or ownership of the System or Assets on and after the Closing Date; and

           9.3.4. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     9.4.  Procedure for Indemnification. The procedure for indemnification
           -----------------------------
shall be as follows:

           9.4.1. The party claiming indemnification (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim; and (ii) the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit or proceeding was given to Claimant; provided that failure to give such notice within such five-day period shall not bar or otherwise prejudice Claimant's rights to indemnification with respect to such third-party action, suit or proceeding unless any defense, claim, counterclaim or crossclaim of the Indemnifying Party is prejudiced thereby.

           9.4.2. Following receipt of notice from the Claimant of a claim (other than a claim brought by a third party), the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim subject to the terms and in accordance with the procedures set forth herein. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal or equitable remedy.

           9.4.3. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, with counsel of its choice, and the Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. In the event that the Indemnifying Party desires to compromise or settle any such claim, Claimant shall have the right to consent to such settlement or compromise; provided, however, that if such settlement or compromise is for money damages only to be paid by the Indemnifying Party, and will include a full release and discharge of Claimant, and Claimant withholds its consent to such compromise or settlement, Buyer and Seller agree that (i) the Indemnifying Party's liability shall be limited to the amount of the proposed settlement or compromise, and upon payment of such amount to Claimant, the Indemnifying Party shall thereupon be relieved of any further liability with respect to such claim, and (ii) from and after such date of payment, Claimant will undertake all legal costs and expenses in connection with any such claims. If the Indemnifying Party fails to defend any claim within a reasonable time, Claimant shall be entitled to assume the defense thereof, and the Indemnifying Party shall be liable to Claimant for its expenses reasonably incurred, including attorneys' fees and payment of any settlement amount or judgment. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

           9.4.4. If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

     9.5.  Limitation on Indemnification: Exclusive Remedy.
           -----------------------------------------------

           9.5.1. Seller shall not be required to indemnify Buyer under Section
9.2 until the aggregate amount of Buyer's claims exceeds $100,000 (the "Threshold Amount"), and if such claims exceed the Threshold Amount, Buyer shall be entitled to recover all of its losses, including, without limitation, the amount of the Threshold Amount.

           9.5.2. Seller's liability under Section 9.2 shall be limited to losses or damages not exceeding in the aggregate $4,000,000.

           9.5.3. The amount payable by Seller to Buyer with respect to Section
9.2 shall be reduced by the amount of any insurance proceeds received by Buyer with respect to losses, liabilities or damages, and each of the parties hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect to any such losses, liabilities or damages. Such amount payable shall be further reduced by the amount of any tax benefit actually realized (including by refund or by reduction or offset against taxes otherwise payable had the losses, liabilities or damages not been sustained) by Buyer (or the affiliated or combined group of which it is a member) by reason of the payment or incurrence by Buyer of the losses, liabilities or damages for which indemnity is sought or the occurrence of the event giving rise to such losses, liabilities or damages. To the extent that insurance proceeds are received and/or a tax benefit is realized after payment has been made by Seller to Buyer, Buyer shall promptly pay an amount equal to such proceeds or benefit to Seller.

           9.5.4. After the Closing Date, the sole and exclusive remedy of any party for any misrepresentation or any breach of a warranty or covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article 9.

           9.5.5. Notwithstanding the foregoing, the Threshold Amount and other limitations contained in this Section 9.5 shall not apply to indemnification claims brought by Buyer relating to the liabilities of Seller that are not Assumed Liabilities ad for which Buyer did not receive a credit pursuant to Section 2.5.4.

10.  MISCELLANEOUS
     -------------

     10.1. Notices. All notices, demands and requests required or permitted to
           -------
be given under the provisions of this Agreement shall be (i) in writing; (ii) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by commercial delivery service or certified mail, return receipt requested; (iii) deemed to have been given on the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt; and (iv) addressed as follows:

     If to Seller:         c/o Cox Communications, Inc.
                           1400 Lake Hearn Drive, N.E.
                           Atlanta, Georgia 30319
                           Attn: Mr. John M. Dyer
                           Facsimile No.: (404) 847-6336

     With a copy to:       Dow, Lohnes & Albertson, PLLC
                           1200 New Hampshire Avenue, N.W.
                           Suite 800
                           Washington, DC 20036-6802
                           Attn: Stuart A. Sheldon, Esq.
                           Facsimile No.: (202) 776-2222

     If to Buyer:          c/o Mediacom LLC
                           90 Crystal Run Road
                           Suite 406-A
                           Middletown, New York 10941
                           Attn: Mr. Rocco B. Commisso, Manager
                           Facsimile No.: (914) 695-2699

     With a copy to:       Cooperman Levitt Winikoff Lester & Newman, P.C.
                           800 Third Avenue
                           New York, New York 10022
                           Attn: H. Frances Kleiner, Esq.
                           Facsimile No.: (212) 755-2839

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.1.

     10.2. Benefit and Binding Effect. Neither party hereto may assign this
           --------------------------
Agreement without the prior written consent of the other party; provided, however, that Seller may assign some or all of its rights but not its obligations under this Agreement to a Qualified Intermediary for purposes of effecting a like-kind exchange of property under
Section 1031 of the Code without Buyer's consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.3. Bulk Transfer. Buyer acknowledges that Seller has not and will not
           -------------
file any bulk transfer notice or otherwise complied with applicable bulk transfer laws, and the parties agree to waive compliance with same. Seller shall indemnify and hold harmless Buyer from and against any claims or liabilities asserted against Buyer by any creditor of Seller or the System by reason of such noncompliance.

     10.4. Governing Law. This Agreement shall be governed, construed and
           -------------
enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of such state.

     10.5. Headings. The headings herein are included for ease of reference only
           --------
and shall not control or affect the meaning or construction of the provisions of this Agreement.

     10.6. Gender and Number. Words used herein, regardless of the gender and
           -----------------
number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

     10.7. Entire Agreement. This Agreement, all schedules ad exhibits hereto,
           ----------------
and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller with respect to the transaction contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

     10.8. Cooperation and Further Assurances. Buyer and Seller shall cooperate
           ----------------------------------
fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use diligent efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     10.9.  Waiver of Compliance; Consents. Except as otherwise provided in this
            ------------------------------
Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10.10. Severability. If any provision of this Agreement or the application
            ------------
thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law; provided however that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party affected by such invalidity or unenforceability.

     10.11. Counterparts. This Agreement may be signed in any number of
            ------------
counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

     10.12. No Third Party Beneficiaries. This Agreement constitutes an
            ----------------------------
agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable on any person other than the parties hereto and their respective successors or assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement.

     10.13. Construction. This Agreement has been negotiated by Buyer and Seller
            ------------
and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

     10.14. Time of the Essence. Time is of the essence under this Agreement. If
            -------------------
the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day that is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

     10.15. Definition of Knowledge. References in this Agreement to "to the
            -----------------------
knowledge of Seller," "to Seller's knowledge," "of which Seller has knowledge" and the like shall mean the actual knowledge of John M. Dyer, Vice President--Financial Planning and Analysis of Cox Communications, Inc., David J. Head, Director of Investment Planning of Cox Communications, Inc., and Mark Stucky, Director of Public Affairs for Orange County of CoxCom, Inc.

     10.16. Cure. Each party will promptly notify the other of any fact, event,
            ----
circumstance or action the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true and correct in any material respect. Notwithstanding the foregoing, for all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes a breach of a representation or warranty or the nonfulfillment of any pre-Closing covenant or agreement of Buyer or Seller contained in this Agreement (including, without limitation, the schedules hereto) on the date such representation or warranty is made or the fulfillment of such pre-Closing covenant or agreement is due, shall not constitute a breach of such representation or warranty or the nonfulfillment of such pre-Closing covenant or agreement if such event or circumstance is cured on or prior to the Closing Date.

     IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.


                                       BUYER:
                                       -----

                                       MEDIACOM CALIFORNIA LLC

                                       By:  Mediacom LLC, a member

                                            By: /s/ Rocco B. Commisso
                                               ------------------------------
                                            Name:  Rocco B. Commisso
                                            Title: Manager

                                       SELLER:
                                       ------

                                       COXCOM, INC.

                                       By:
                                          -----------------------------------
                                       Name:  John M. Dyer
                                       Title: Vice President


                                    GUARANTY
                                    --------

     MEDIACOM LLC hereby unconditionally guarantees the full and timely payment and performance by Buyer of Buyer's obligations set forth in the foregoing Asset Purchase Agreement and in all other agreements and instruments hereafter executed in connection with the transactions contemplated therein. The guarantee provided herein is an absolute and continuing guarantee and shall not be affected by any amendment of the foregoing Asset Purchase Agreement, or any renewal or extension of the time for performance by Buyer of any of its obligations thereunder, or any indulgences or waivers with respect thereto. Mediacom LLC hereby waives presentment for payment or performance, notice of nonpayment or nonperformance, demand and protest.


                                       MEDIACOM LLC

                                       By: /s/ Rocco B. Commisso
                                          -----------------------------------
                                       Name:  Rocco B. Commisso
                                       Title: Manager

     IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

                                       BUYER:
                                       -----

                                       MEDIACOM CALIFORNIA LLC

                                       By:  Mediacom LLC, a member

                                            By:
                                               ------------------------------
                                            Name:  Rocco B. Commisso
                                            Title: Manager

                                       SELLER:
                                       ------

                                       COXCOM, INC.

                                       By: /s/ John M. Dyer
                                          -----------------------------------
                                       Name:  John M. Dyer
                                       Title: Vice President


                                    GUARANTY
                                    --------

     MEDIACOM LLC hereby unconditionally guarantees the full and timely payment and performance by Buyer of Buyer's obligations set forth in the foregoing Asset Purchase Agreement and in all other agreements and instruments hereafter executed in connection with the transactions contemplated therein. The guarantee provided herein is an absolute and continuing guarantee and shall not be affected by any amendment of the foregoing Asset Purchase Agreement, or any renewal or extension of the time for performance by Buyer of any of its obligations thereunder, or any indulgences or waivers with respect thereto. Mediacom LLC hereby waives presentment for payment or performance, notice of nonpayment or nonperformance, demand and protest.

                                       MEDIACOM LLC

                                       By:
                                          -----------------------------------
                                       Name:  Rocco B. Commisso
                                       Title: Manager


                                      42